EXHIBIT 99.3

Derivative Solutions, Inc.

Unaudited Financial Statements

For The Five Months Ended May 31, 2005

Derivative Solutions, Inc.

Balance Sheet

May 31, 2005
Assets
Current Assets
Cash and Cash Equivalents	$2,510,535
Accounts receivable	451,898
Prepaid expenses and other current assets:
Prepaid expenses	13,834
Accrued interest income - notes receivable for common stock	20,542

Total current assets	2,996,809

Deposits	61,451
Property and Equipment - Net	115,141

Total assets	$3,173,401

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$25,597
Loans and advances from majority stockholder	61,451
Accrued and other current liabilities:
Taxes payable	381,112
Accrued compensation	550,000
Deferred revenue	831,024

Total current liabilities	1,849,184

Stockholders’ Equity
Common stock; No par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding	476,000
Notes receivable for common stock	(475,000)
Retained earnings	1,323,217

Total stockholders’ equity	1,324,217

Total liabilities and stockholders’ equity	$3,173,401

The accompanying notes are an integral part of these financial statements.

Derivative Solutions, Inc.

Statement of Operations

Five Months Ended May 31, 2005
Licensing fees	$4,594,421

Operating expenses
Compensation	2,503,144
Employee benefits	285,608
Marketing	33,655
Occupancy	229,829
Administrative	101,717

Total operating expenses	3,153,953

Operating income	1,440,468

Nonoperating income
Interest	20,220

Total nonoperating income	20,220

Income before income taxes	1,460,688

Income tax expense	200,000

Net income	$1,260,688

The accompanying notes are an integral part of these financial statements.

Derivative Solutions, Inc.

Statement of Stockholders’ Equity

	Common Stock		Retained Earnings	Notes Receivable For Common Stock	Total
	Shares	Amount
Balance - January 1, 2005	5,400,000	$476,000	$62,529	$(475,000)	$63,529
Net income	—	—	1,260,688	—	1,260,688

Balance - May 31, 2005	5,400,000	$476,000	$1,323,217	$(475,000)	$1,324,217

The accompanying notes are an integral part of these financial statements.

Derivative Solutions, Inc.

Statement of Cash Flows

Five Months Ended May 31, 2005
Cash Flows from Operating Activities
Net income	$1,260,688
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	23,775
Interest accrued on notes receivable	(7,125)
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	(362,793)
Prepaid expenses and other	2,677
Accounts payable	(7,531)
Accrued liabilities and other	1,471,070

Net cash provided by operating activities	2,380,761
Cash Flows from Investing Activities
Purchase of property and equipment	(35,276)

Net cash used in investing activities	(35,276)
Net Increase in Cash and Cash Equivalents	2,345,485

Cash and Cash Equivalents –December 31, 2004	165,050

Cash and Cash Equivalents –May 31, 2005	$2,510,535

The accompanying notes are an integral part of these financial statements.

Note 1 – Nature of Business and Significant Accounting Policies

Derivative Solutions, Inc. (the “Company”) is engaged in licensing its fixed income portfolio management software to various financial institutions in the United States under one to two year agreements. In addition, the Company provides software support services to its clients.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition – The Company recognizes licensing fees ratably over the term of the respective contracts. Customers are invoiced at the beginning of each quarterly earning cycle and customer payments received in advance of recognition of the related revenue are deferred. Support service revenue is recognized at the time services are performed.

Cash Equivalents - The Company considers all highly-liquid instruments with original maturies of less than 90 days to be cash equivalents.

Accounts Receivable - Accounts receivable are stated at invoice amounts. Delinquent account balances are reviewed on a specific-item basis to determine an allowance for doubtful accounts. The Company has no allowance for doubtful accounts at May 31, 2005, as management considers all accounts receivable to be collectible.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over estimated useful lives of five to seven years.

Notes Receivable - Notes receivable represent long-term notes received in exchange for the issuance of common stock in conjunction with an exercise of stock options during 2004. These notes are accounted as a reduction of stockholders’ equity in accordance with Emerging Issues Task Force 85-1 (EITF 85-1), Classifying Notes Received for Capital Stock.

Fair Value of Financial Instruments - The carrying value of accounts receivable, accounts payable and accrued liabilities, and loans and advances from stockholders approximates fair value due to the relatively short maturity of these instruments. The carrying value of the notes receivable–common stock approximates fair value based on the contract terms and an evaluation of expected cash flows.

Concentration of Products - The Company currently has one significant product that is presently marketed and licensed. Significant changes in technology could lead to new products or services that compete with the product offered by the Company. These changes could materially affect the price of the Company’s product or impair its marketability.

Software Development Costs - The Company accounts for research and software development costs in accordance the requirements of Statement of Financial Accounting Standards No. 2 (“SFAS 2”), Accounting for Research and Development Costs, and Statement of Financial Accounting Standards No. 86 (“SFAS 86”), Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. The Company’s research and development costs are charged to expense as incurred until technological feasibility is established. Costs incurred after technological feasibility was established for the Company’s current software were not material. Research and development expense for the five months ended May 31, 2005 approximated $200,000.

Stock-Based Compensation - The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation.

As permitted by SFAS 123, the Company accounts for its stock option plan using the intrinsic value method. Accordingly, no compensation expense has been recognized in connection with the Company’s outstanding stock options since the exercise price was equal to the fair market value of the Company stock at the date of grant. Had compensation cost for the Company’s stock option plan been determined pursuant to the fair value method under SFAS 123, the Company’s net income would have been decreased to the following pro forma amounts for the five months ended May 31, 2005:

Five Months Ended May 31, 2005
Net income, as reported	$1,260,688
Deduct: Stock-based employee compensation expense determined under fair value method for all awards, net of related income tax effects	(21,888)

Pro forma net income	$1,238,800

There were no new stock option grants during the five months ended May 31, 2005. The stock-based employee compensation determined under the fair value method is due to options granted in previous periods.

Income Taxes - The Company has elected to be taxed as an S Corporation. The income of an S Corporation is not subject to federal income tax at the corporate level. Rather, the stockholders are required to include their pro rata share of the corporation’s taxable income or loss in their income tax returns. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements. The Company is responsible for income taxes in state and local jurisdictions. Deferred income taxes for the Company are not material as there are no significant temporary differences.

Note 2 – Income Taxes

The provision for income taxes consists of the following:

Current expense – state	$200,000
Deferred expense – state	—

Total income tax expense	$200,000

A reconciliation of the provision for income taxes computed by applying the statutory United States federal tax rate to income before taxes is as follows:

Income tax expense computed using the federal statutory rate of 0%	$0
State income tax expense	200,000

Total income tax expense	$200,000

Note 3 – Property and Equipment

Major classes of property and equipment at May 31, 2005 are as follows:

At May 31, 2005
Furniture and fixtures	$128,461
Computer equipment	325,720

Total cost	454,181
Accumulated depreciation	(339,040)

Net property and equipment	$115,141

Depreciation expense was $23,775 for the five months ended May 31, 2005.

Note 4 – Related Party Transactions

The Company has two outstanding notes receivable from a minority stockholder that total $475,000. These notes are collateralized by common stock, bear interest at 4%, have no specific repayment terms, and mature in various years through 2009. During the five months ended May 31, 2005, the Company recorded $7,125 in accrued interest income related to these notes receivable. These notes were received in connection with stock options exercised in 2004 and have been classified as a deduction from stockholders’ equity. These notes were repaid to the Company in connection with sale of the Company’s stock in 2005 (see Note 9).

The Company has a loan payable to a majority stockholder. The note is noninterest-bearing and due on demand. At May 31, 2005, the balance due under the note payable was $61,451. This note was repaid in July 2005.

Note 5 – Benefit Plans

The Company maintains a retirement plan (the “Plan”) for all employees over 21 years of age and having six months of service. The Company matches 50% of a participant’s elective deferral up to a maximum of 4 percent. Matching contributions under the plan were $15,250 for the five months ended May 31, 2005. In addition, the Plan allows for discretionary profit-sharing contributions. No discretionary contributions were made to the Plan during 2004.

Note 6 – Operating Leases

The Company is obligated under certain operating leases for office facilities in Chicago and New York. The leases expire on various dates between January 2006 and February 2007. Total rent expense under these leases was approximately $221,129 for the first five months of 2005.

The following is a schedule of future minimum lease payments under operating leases:

Years Ending May 31	Amount
2006	$276,000
2007	135,000

Total	$411,000

Note 7 – Stock Option Plan

The Company has an incentive stock option plan under which certain employees receive options to purchase Company stock at a price specified at the date of each option grant. Under the plan, the Company may grant options for up to 1,250,000 shares of common stock. The options granted, which have a term of 10 years from the grant date, vest over a four-year period. The exercise price of options is equal to the fair market value of the Company’s stock on the date of the grant.

Following is a summary of the status of the incentive stock option plan for the five months ended May 31, 2005:

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2005	785,000	$1.46

Granted	—	$—

Exercised	—	$—

Outstanding at May 31, 2005	785,000	$1.46

Options exercisable at May 31, 2005	715,500	$1.32

The following table summarizes information about stock options outstanding as of May 31, 2005:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number of outstanding options at May 31, 2005	Weighted average remaining contract life (years)	Weighted average exercise price	Number exercisable at May 31, 2005	Weighted average exercise price
$1.00–$4.00	785,000	5.9	$1.46	715,500	$1.32

Note 8 – Supplemental Cash Flow Disclosure

The Company has two outstanding notes receivable from a stockholder in the total amount of $475,000. These notes were received in connection with the 2004 exercise of stock options to purchase 400,000 shares of the Company’s common stock.

There were no material cash payments for income tax or interest during the first five months of 2005.

Note 9 - Subsequent Events

On July 28, 2005, all of the Company’s outstanding options were converted into shares of common stock of the Company in exchange for notes receivable totaling $1,000,000.

On August 1, 2005, the Company’s stockholders sold all of the outstanding common stock of the Company for $42.5 million in cash and 305,748 shares of common stock of the purchaser. In connection with the sale, all of the stockholder notes receivable were repaid.